 Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688
 PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	July 26, 2012
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD REVENUES, UP TEN PERCENT,
FOR THE QUARTER ENDED JUNE 30, 2012

Record Non-GAAP Net Income, Up 13 Percent

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy, today announced record revenues of $100.5 million for the quarter ended June 30, 2012, an increase of 10% over revenues of $91.2 million for the quarter ended June 30, 2011. Revenues for the six-month period ended June 30, 2012 were a record $196.1 million, compared with $177.9 million for the corresponding period in 2011, a gain of 10%.
Merit's non-GAAP net income for the quarter ended June 30, 2012, adjusted to eliminate non-recurring costs, was a record $8.9 million, or $0.21 per share, compared to $7.9 million, or $0.21 per share, for the quarter ended June 30, 2011. The earnings per share for the quarter ended June 30, 2012 were affected by an additional 4.8 million weighted average shares outstanding, up 13%, compared to the quarter ended June 30, 2011, due to Merit's public offering in June 2011 and the exercise of options.
Merit's non-GAAP net income for the six months ended June 30, 2012, adjusted to eliminate non-recurring costs, was a record $16.1 million, or $0.38 per share, compared to $15.8 million, or $0.43 per share, for the corresponding period of 2011. The earnings per share for the six months ended June 30, 2012 were affected by an additional 5.5 million weighted average shares outstanding, up 15%, compared to the six months ended June 30, 2012, due to the public offering referenced above.

GAAP net income for the quarter ended June 30, 2012 was $6.1 million, or $0.14 per share, compared to $6.9 million, or $0.18 per share, for the comparable quarter of 2011.
GAAP net income for the six-month period ended June 30, 2012 was $11.8 million, or $0.28 per share, compared to $13.5 million, or $0.37 per share, for the corresponding period of 2011.
“Our growth was driven by sales gains in all divisions, with China, international dealers and Merit Endotek leading the way,” said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer.
“We recently received 510(k) clearance for two new products: the ConcierGE® guide catheter and the Resolve® biliary drainage catheter,” Lampropoulos said. “We believe these products broaden our overall product offering. Our product pipeline is full with new cardiology, radiology and endoscopy products in the queue. We filed a 510(k) application for a new snare product, we anticipate we will soon file an application for our first balloon dilatation products, and a new inflation device and hemostatic valve are also in the works. We have also filed a 510(k) application for the Merit Laureate® guide wires, as requested by the U.S. Food and Drug Administration (FDA). We are pleased with the Merit Laureate's international sales performance, and anticipate increased volume when U.S. sales resume. The Company expects to file for additional approvals of new Merit Laureate line extensions in the near future.”
“We incurred one-time research and development expenses during the second quarter of 2012 for technology acquired for a new crossing-support catheter and an exclusive license for certain nanotechnology, which we plan to commercialize in the future. This technology relates to uses in covered stents and grafts,” Lampropoulos said. “Additionally, we expect to complete a new hypotube technology platform by the first quarter of 2013, which we believe will enhance our technology companies and contribute to our anticipated future growth.”
“Our HiQuality study continues to progress, with recent sourcing of doxorubicin,” Lampropoulos continued. “We have filed an Investigational Device Exemption (IDE) with the FDA for a study of prostate embolization utilizing our Embosphere® product. We believe this emerging market offers great potential and product pull-through opportunities.”
“During the second quarter, we opened a new 80,000-square-foot manufacturing facility in Galway, Ireland, which is designed to support our long-term manufacturing strategy,” Lampropoulos added. “Despite the challenging times for device companies, we believe we have developed a plan for continued long-term growth.”
In the second quarter of 2012, compared to the second quarter of 2011, BioSphere sales increased 21%; Merit Endotek sales rose 20%; catheter sales grew 20%; stand-alone device sales were up 10%; inflation device sales rose 5%; and custom kit and tray sales increased 4%. Excluding lower sales to an OEM customer, inflation device sales were up 7%.
For the six-month period ended June 30, 2012, compared to the six months ended June 30, 2011,

Merit Endotek sales increased 32%; catheter sales grew 22%; stand-alone device sales rose 15%; BioSphere sales increased 11%; custom kit and tray sales were up 2%; and inflation device sales grew 1%. Excluding decreased sales to the OEM customer referenced above, inflation device sales were up 8%.
Gross margin for the second quarter of 2012 was 46.8% of sales, compared to 46.6% of sales for the second quarter of 2011. Gross margin for the six-month period ended June 30, 2012 was 46.5% of sales, compared to 46.2% of sales for the corresponding period of 2011. The improvement in gross margin for both periods was due primarily to increased direct sales in China and lower manufacturing costs in Merit's Irish facility, resulting primarily from a decrease in the foreign exchange rate between the U.S. Dollar and the Euro. Non-GAAP gross margin for the second quarter of 2012 was 47.8% of sales, up 40 basis points from 47.4% of sales for the second quarter of 2011 and up 60 basis points sequentially from 47.2% of sales for the first quarter of 2012.
Selling, general and administrative expenses for the second quarter of 2012 were 30.1% of sales, compared to 28.7% of sales for the second quarter of 2011. For the six-month period ended June 30, 2012, selling, general and administrative expenses were 30.5% of sales, compared with 28.5% of sales for the first six months of 2011. The increase for both periods can be attributed primarily to the hiring of additional sales and marketing people, both domestically and internationally, and the development of programs to improve distribution and increase market share for new and existing products. Non-GAAP SG&A expenses for the second quarter of 2012 were 28.6% of sales, up 80 basis points from 27.8% of sales for the second quarter of 2011 and down 110 basis points sequentially from 29.7% of sales for the first quarter of 2012. The combination of higher gross margins and a decline in SG&A and R&D expenses as a percentage of sales on a non-GAAP basis created a sequential increase in operating margins of 180 basis points from 12.6% of sales in the second quarter of 2012 compared to 10.8% of sales in the first quarter of 2012.
Research and development costs during the second quarter of 2012 were 6.6% of sales, compared to 6.0% of sales for the second quarter of 2011. Research and development costs were 6.6% of sales for the first six months of 2012, compared to 5.9% of sales for the corresponding period of 2011. The increase in research and development costs for both periods can be attributed primarily to headcount additions for the HiQuality study and additional hires to support new development projects.
Merit's effective tax rate for the second quarter of 2012 was 30.8%, compared with 35.3% for the second quarter of 2011. For the six-month period ended June 30, 2012, Merit's effective tax rate was 29.2%, compared to 33.8% for the same period of 2011. The decrease in the effective tax rate for the three- and six-month periods ended June 30, 2012, compared to the corresponding periods of 2011, was primarily related to the fact that Merit's foreign operations (primarily Merit's Irish operations), which are taxed at a lower rate than Merit's U.S. operations, made up a greater portion of Merit's consolidated income during the first six months of 2012.
CONFERENCE CALL
Merit invites all interested parties to participate in its conference call today, July 26th, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific). The domestic phone number is (877) 941-2332, and the international number is (480) 629-9723. A live webcast as well as a rebroadcast of the call can be accessed at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

SALES	$100,532	$91,249	$196,150	$177,880

COST OF SALES	53,508	48,765	104,956	95,611

GROSS PROFIT	47,024	42,484	91,194	82,269

OPERATING EXPENSES
Selling, general and administrative	30,211	26,175	59,758	50,766
Research and development	6,591	5,462	13,032	10,446
Acquired in-process research and development	2,000		2,175
Total	38,802	31,637	74,965	61,212

INCOME FROM OPERATIONS	8,222	10,847	16,229	21,057

OTHER INCOME (EXPENSE)
Interest income	71	14	119	16
Interest (expense)	(112)	(311)	(224)	(736)
Other income (a)	633	68	607	79
Total other (expense) - net	592	(229)	502	(641)

INCOME BEFORE INCOME TAXES	8,814	10,618	16,731	20,416

INCOME TAX EXPENSE	2,719	3,746	4,888	6,905

NET INCOME	$6,095	$6,872	$11,843	$13,511

EARNINGS PER COMMON SHARE
Basic	$0.14	$0.19	$0.28	$0.37

Diluted	$0.14	$0.18	$0.28	$0.37

AVERAGE COMMON SHARES
Basic	42,048	36,804	42,028	36,199

Diluted	42,469	37,677	42,457	36,966

(a) Includes a realized gain on the sale of marketable securities of approximately $648,000 for the three- and six-month periods ended June 30, 2012

BALANCE SHEET
(Unaudited in thousands)

	June 30, 2012	December 31, 2012

ASSETS
Current Assets
Cash and cash equivalents	$9,918	$10,128
Trade receivables, net	47,808	40,550
Employee receivables	177	154
Other receivables	2,613	1,750
Inventories	71,002	69,911
Prepaid expenses and other assets	4,077	3,775
Prepaid income taxes	912	883
Deferred income tax assets	3,700	3,704
Income tax refunds receivable	906	2,797
Total Current Assets	141,113	133,652

Property and equipment, net	205,322	179,140
Intangible assets:
Developed technology, net	49,614	35,415
Other, net	23,564	21,254
Goodwill	65,574	61,144
Deferred income tax assets	5,365	5,366
Marketable securities	920	2,798
Other assets	8,684	8,248
Total Assets	$500,156	$447,017

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	24,042	22,727
Other payables	6,500
Accrued expenses	21,044	20,197
Advances from employees	248	225
Income taxes payable	769	646
Total Current Liabilities	52,603	43,795

Deferred income tax liabilities	2,108	2,112
Liabilities related to unrecognized tax benefits	3,322	3,489
Deferred compensation payable	5,017	4,585
Deferred credits	1,870	1,984
Long-term debt	56,620	30,737
Other long-term obligations	8,064	3,226
Total Liabilities	129,604	89,928

Stockholders' Equity
Common stock	167,877	166,231
Retained earnings	202,551	190,708
Accumulated other comprehensive income	124	150
Total stockholders' equity	370,552	357,089
Total Liabilities and Stockholders' Equity	$500,156	$447,017

Although Merit's financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit's management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit's ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three- and six-month periods ended June 30, 2012 and 2011. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Non-GAAP ADJUSTMENTS
GAAP net income	$6,095	$6,872	$11,843	$13,511

Acquisition costs		20	67	86
Severance	65		252
Fair value write-up of acquired inventory sold (a)		123		527
Long-term asset impairment charges (b)	10	3	10	17
Acquired in-process research and development	2,000		2,175
Amortization of intangible assets
Cost of sales	1,002	632	1,996	1,241
SG&A expenses	964	820	1,852	1,819
FV adjustment to contingent considerations (c)	431		460
Income tax effect of reconciling items (d)	(1,699)	(607)	(2,589)	(1,402)

Non-GAAP net income	$8,868	$7,863	$16,066	$15,799

Non-GAAP net income per share	$0.21	$0.21	$0.38	$0.43

Diluted shares used to compute Non-GAAP net income per share	42,469	37,677	42,457	36,966

The non-GAAP income for adjustments referenced in the preceding table does not reflect stock-based compensation expense of approximately $470,000 and approximately $311,000 for the three months ended June 30, 2012 and 2011, respectively, and stock-based compensation of approximately $1.0 million and approximately $645,000 for the six months ended June 30, 2012 and 2011, respectively.
(a) Increase in cost of goods sold related to the mark-up of finished goods associated with Merit's acquisition of BioSphere Medical, Inc.
(b) Amounts represent abandoned patents.
(c) Represents changes in the fair value of contingent consideration liabilities for recent acquisitions.
(d) Reflects an estimated annual income tax rate of 38% on a non-GAAP basis.

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 170 individuals. Merit employs approximately 2,500 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income or other financial results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2011. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2011 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.
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